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                                                                   Exhibit 4.5


EXECUTION COPY

                             DATE: 27TH JANUARY 2003

                             AMARIN CORPORATION PLC.
                                       AND
                        ELAN PHARMA INTERNATIONAL LIMITED

                                DEED OF VARIATION
                                   RELATING TO
                       OPTION AGREEMENT DATED 18 JUNE 2001
                                  (ZELAPAR(R))
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                                      INDEX

1.       DEFINITIONS AND INTERPRETATION...................................1


2.       INTRODUCTION.....................................................1


3.       VARIATIONS.......................................................1


4.       CONFIRMATION OF THE AGREEMENT....................................4


5.       EXECUTION AND DELIVERY...........................................4


6.       MISCELLANEOUS....................................................4
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THIS DEED OF VARIATION is made the 27th January 2003

BETWEEN:

(1) AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG England ("AMARIN"); and

(2) ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland, whose registered office is at WIL House, Shannon Business Park, Shannon, Co Clare, Ireland ("ELAN").

WHEREAS:

(A) Amarin and Elan entered into an Option Agreement dated 18 June 2001 (the "AGREEMENT").

(B) Elan Corporation, plc., Elan, Elan International Services Limited, Elan Pharmaceuticals, Inc., Monksland Holdings BV and Amarin have entered into a Master Agreement of even date herewith (the "MASTER AGREEMENT").

(C) Pursuant to the Master Agreement, Amarin and Elan have agreed to amend the Agreement by and upon the terms of this Deed.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1. Unless the context otherwise requires, all other words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.2.  Reference to clauses herein are to clauses in the Agreement.

2.    INTRODUCTION

This Deed is supplemental to the Agreement.

3.    VARIATIONS

The parties to this Deed agree that with effect from the date hereof the Agreement shall be varied as follows:

3.1. Section 3.1(d) shall be deleted in its entirety and replaced with the following:

      "(d) Among other things, the Assignment Agreement shall provide that Amarin shall assume and perform Elan's obligations under the Scherer Agreement as of the date of the transfer and assignment of the Rights; that in the event of a conflict between the Scherer Agreement and the Assignment Agreement, the Scherer Agreement shall control; that the parties shall cooperate reasonably to enable the other to fulfill their respective remaining obligations under the Scherer Agreement in and outside the Territory; and that in the event of a material breach by Amarin of the Assignment Agreement or of this Agreement (including without limitation failure to pay the sum referred to in Section 7.1(a)(ii) or any milestone payment), or of any other agreement between Amarin and Elan or any Elan Affiliate, which is not remedied within 90 (ninety) days of Elan giving written notice to Amarin of such breach, or in the event of the insolvency of Amarin, the Rights shall revert to Elan. For the purposes of this Agreement, "Elan Affiliate" means Elan Corporation, plc.


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      and each of its subsidiaries, within the meaning of Section 736 of the
      Companies Act 1985 (UK)."

3.2. Section 3.2 shall be varied by the insertion of the words "the Approval Date, the "Approval Date" being" immediately after the words "... thirty
      (30) days from".

3.3. Section 3.4 shall be varied by the insertion of the words "subject to Section 4.4" between the words "During the Option Period, Elan shall" and "be responsible for and...".

3.4. Section 4.4 shall be deleted in its entirety and replaced with the following:

      "4.4 Expenses. The costs and expenses associated with the parties' respective performance of their obligations under this Agreement shall be borne as follows:

      (a) Elan will bear all costs and expenses (internal and external) incurred prior to 31 December 2002 (the "AMENDMENT DATE") and associated with performing its obligations under this Agreement, including without limitation Section 3.4 above, and the implementation of the Plan prior to the Amendment Date.

      (b) Subject to Section 4.5, Amarin shall be responsible for all reasonable and verifiable Out Of Pocket Costs, whether incurred by Elan, Amarin or a third party where such Out Of Pocket Costs have been approved previously by the Steering Committee and such Out Of Pocket Costs are not attributable to a negligent act or omission or breach of the terms of this Agreement or the Assignment Agreement by, or on behalf of, Elan.

      (c) Each party shall be responsible for its costs and expenses which are not Out Of Pocket Costs in connection with (i) Elan's activities pursuant to Section 3.4 and/or (ii) the implementation of the Plan, incurred on or after the Amendment Date.

      For the purposes of this Section 4.4, "OUT OF POCKET COSTS" shall mean all amounts payable to third parties, including without limitation contractors, incurred on or after the Amendment Date in connection with
      (i) Elan's activities pursuant to Section 3.4 and/or (ii) the implementation of the Plan."

3.5.  After Section 4.4 there shall be added the following new Sections
      4.5 and 4.6:

      "4.5 Process and Audit.

            (a) Within 15 days of the end of each calendar month following the Amendment Date, Elan and Amarin shall provide to each other a statement of their Out Of Pocket Costs incurred in the previous calendar month. Within 15 days thereafter, Amarin shall pay to Elan an amount equivalent to such Out Of Pocket Expenses of Elan.

            (b) For the 90 day period following the close of each calendar year, Amarin and Elan will, in the event that the other party reasonably requests such access, provide each other's independent certified accountants (reasonably acceptable to the other party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to such party's books and records relating to Out Of Pocket Costs, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.


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            (c)   In the event of a discovery of a discrepancy which exceeds five per cent (5%) of the amount due or charged by a party for any period, the cost of such audit shall be borne by the audited party; otherwise, such cost shall be borne by the auditing party.

      4.6 Credit. Amarin shall be entitled to recover one half of Amarin's and Elan's Out Of Pocket Costs previously approved by the Steering Committee as a credit against the amount payable under Section 7.2(a), up to a maximum credit of Five Million Dollars ($5,000,000). For the avoidance of doubt, in the event that Amarin does not exercise the Option, or the amount under Section 7.2(a) otherwise does not become payable for any reason, Amarin shall not be entitled to any refund or contribution in respect of Out Of Pocket Costs of Amarin or Elan."

3.6. Section 7.1 shall be deleted in its entirety and replaced with the following:

      "7.1  Purchase Price.  Amarin shall pay to Elan:

      (a) if (x) the Approval Date is prior to 30 September 2003 and (y) Amarin is not in default of its payment obligations under the Loan Agreement dated 28 September 2001 (as amended) with Elan or the Amended and Restated Distribution, Marketing and Option Agreement dated 28 September 2001 (as amended) (which agreement concerns the product Permax) by and between Elan Pharmaceuticals, Inc. and Amarin, other than a clerical or administrative error in respect of the calculation of interest under the Loan Agreement, written notice of which default has been given by Elan, or as the case may be by the Elan Affiliate, to Amarin and (z) Amarin so elects by written notice to Elan at the time of exercise of the Option, the following non-refundable amounts:

             (i) Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) upon closing of the Option, which shall occur on a mutually agreed date as soon as practicable after the exercise of the Option; and

             (ii) Eight Million Dollars ($8,000,000) ninety (90) days from the Approval Date, but in no event later than the later of (x) exercise of the Option and (y) 30 September 2003;

      (b) in all other cases, the non-refundable amount of Ten Million Dollars ($10,000,000) upon closing of the Option.

      Such payment or payments shall not be subject to any future performance obligations of Elan to Amarin and shall not be applicable against any future services provided by Elan to Amarin."

3.7. Section 7.2(a) shall be varied by the deletion of the words "Twelve Million Five Hundred Thousand Dollars ($12,500,000)" and the substitution therefor of the words "Seventeen Million Five Hundred Thousand Dollars ($17,500,000)".

3.8.  After Section 8.3 there shall be added the following new Section 8.4:

      "8.4 Elan may terminate this Agreement and the Option in the event that:

      (a) Amarin materially breaches any agreement (other than this Agreement) between Amarin and Elan or any Elan Affiliate, which breach is not remedied within 90 (ninety) days of Elan giving written notice to Amarin of such breach;


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      (b)   Amarin is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors (other than Elan and/or Elan Affiliates) with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or composition with its creditors;

      (c) Amarin takes any corporate action or other steps are taken or legal proceedings are started for its winding up (which are not dismissed or struck out within seven days of presentation), or for its dissolution, administration or re-organisation (other than in connection with a bona fide solvent restructuring) or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee or similar officer of it or of all or a substantial part of its revenues and assets; or

      (d) any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any substantial part of, the property, undertakings or assets of Amarin or any event occurs which under the laws of any jurisdiction has a similar or analogous effect."

3.9. Section 9 shall be varied by the addition of the words "and the Option" between the words "...immediately terminate this Agreement" and "by written notice...".

3.10. Section 10.3 shall be varied by the addition of the words ", Section 8.4 and Section 9" after the words "Section 8.3".

4.    CONFIRMATION OF THE AGREEMENT

Save as varied by this Deed, the parties hereto confirm that the Agreement shall continue in full force and effect in all respects.

5.    EXECUTION AND DELIVERY

5.1. Each of the parties to this document intends it to be a Deed and agrees that upon it being dated it shall be treated as having been delivered as a Deed.

5.2. The signing of this Deed by or on behalf of the parties hereto shall constitute an authority to their respective solicitors (or any of them) or any agent or an employee of them to date it as a Deed on behalf of the parties.

6.    MISCELLANEOUS

6.1. The provisions of Article 10 (Miscellaneous) of the Agreement shall be incorporated into this Deed mutatis mutandis.

IN WITNESS whereof the parties have executed and delivered this Deed the date first above written.


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EXECUTED as a DEED by         )
AMARIN CORPORATION PLC        )
acting by:-                   )

Director          /s/ Richard Stewart

Secretary         /s/ Jonathan Lamb

SIGNED and delivered as a Deed    )
by                                ) /s/ Kevin Insley
as attorney for                   )
ELAN PHARMA INTERNATIONAL         )
LIMITED                           )
in the presence of:               )


------------------------
Signature of witness


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